Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2024 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — May 2, 2024 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2024, and the declaration of a cash dividend.

For the first quarter ended March 31, 2024, revenue increased 7.4% to $1,788.8 million, compared to $1,665.0 million for the same quarter, prior year. Income from operations increased 28.1% to $194.0 million for the first quarter ended March 31, 2024, compared to $151.5 million for the same quarter, prior year. Net income increased 37.4% to $117.2 million for the first quarter ended March 31, 2024, compared to $85.3 million for the same quarter, prior year. Adjusted EBITDA increased 22.4% to $261.9 million for the first quarter ended March 31, 2024, compared to $214.1 million for the same quarter, prior year. Earnings per common share increased 33.9% to $0.75 for the first quarter ended March 31, 2024, compared to $0.56 for the same quarter, prior year. Adjusted earnings per common share increased 37.5% to $0.77 for the first quarter ended March 31, 2024, compared to $0.56 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VI of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table VII of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of March 31, 2024, Select Medical operated 107 critical illness recovery hospitals in 28 states, 33 rehabilitation hospitals in 13 states, 1,922 outpatient rehabilitation clinics in 39 states and the District of Columbia, and 547 occupational health centers in 41 states. At March 31, 2024, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the first quarter ended March 31, 2024, revenue for the critical illness recovery hospital segment increased 10.4% to $655.9 million, compared to $593.9 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 51.0% to $115.9 million for the first quarter ended March 31, 2024, compared to $76.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 17.7% for the first quarter ended March 31, 2024, compared to 12.9% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2024 and 2023.

Rehabilitation Hospital Segment

For the first quarter ended March 31, 2024, revenue for the rehabilitation hospital segment increased 14.8% to $265.7 million, compared to $231.5 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 30.0% to $61.4 million for the first quarter ended March 31, 2024, compared to $47.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 23.1% for the first quarter ended March 31, 2024, compared to 20.4% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2024 and 2023.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2024, revenue for the outpatient rehabilitation segment increased 2.5% to $303.2 million, compared to $295.9 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $24.9 million for the first quarter ended March 31, 2024, compared to $30.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 8.2% for the first quarter ended March 31, 2024, compared to 10.2% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table V of this release for the first quarters ended March 31, 2024 and 2023.

Concentra Segment

For the first quarter ended March 31, 2024, revenue for the Concentra segment increased 2.5% to $467.6 million, compared to $456.3 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 2.6% to $96.1 million for the first quarter ended March 31, 2024, compared to $93.7 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 20.6% for the first quarter ended March 31, 2024, compared to 20.5% for the same quarter, prior year. Certain Concentra key statistics are presented in table V of this release for the first quarters ended March 31, 2024 and 2023.

Dividend

On May 1, 2024, Select Medical’s Board of Directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about May 30, 2024, to stockholders of record as of the close of business on May 16, 2024.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Stock Repurchase Program

The Board of Directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2025, unless further extended or earlier terminated by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares under its authorized stock repurchase program during the three months ended March 31, 2024. Since the inception of the common stock repurchase program through March 31, 2024, Select Medical has repurchased 48,234,823 shares at a cost of approximately $600.3 million, or $12.45 per share, which includes transaction costs.

Business Outlook

Select Medical is reaffirming its 2024 business outlook for revenue and adjusting its 2024 business outlook for Adjusted EBITDA and fully diluted earnings per share, which was provided most recently in its February 22, 2024, press release. Select Medical is also issuing its business outlook for adjusted earnings per share. Select Medical expects revenue to be in the range of $6.9 billion to $7.1 billion, Adjusted EBITDA to be in the range of $845 million to $885 million, fully diluted earnings per share to be in the range of $1.95 to $2.19 and adjusted earnings per share to be in the range of $1.96 to $2.20. Reconciliations of full year 2024 Adjusted EBITDA expectations to net income and adjusted earnings per share to fully diluted earnings per share are presented in table VIII of this release.

Conference Call

Select Medical will host a conference call regarding its first quarter results and its business outlook on Friday, May 3, 2024, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2024 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	public threats such as a global pandemic, or widespread outbreak of an infectious disease, similar to the COVID-19 pandemic, could negatively impact patient volumes and revenues, increase labor and other operating costs, disrupt global financial markets, and/or further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	failure to complete or achieve some or all the expected benefits of the potential separation of Concentra;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K for the year ended December 31, 2023.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2023 and 2024

(In thousands, except per share amounts, unaudited)

	2023	2024	% Change
Revenue	$1,664,980	$1,788,809	7.4%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,418,819	1,494,610	5.3
General and administrative	42,279	48,447	14.6
Depreciation and amortization	52,425	54,069	3.1
Total costs and expenses	1,513,523	1,597,126	5.5
Other operating income	—	2,284	N/M
Income from operations	151,457	193,967	28.1
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	8,556	10,421	21.8
Interest expense	(48,571)	(50,763)	4.5
Income before income taxes	111,442	153,625	37.9
Income tax expense	26,185	36,458	39.2
Net income	85,257	117,167	37.4
Less: Net income attributable to non-controlling interests	14,452	20,270	40.3
Net income attributable to Select Medical	$70,805	$96,897	36.9%
Basic and diluted earnings per common share:(1)	$0.56	$0.75

(1)            Refer to table II for calculation of earnings per common share.

N/M      Not meaningful

II. Earnings per Share

For the Three Months Ended March 31, 2023 and 2024

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months ended March 31, 2023 and 2024:

	Basic and Diluted EPS
	Three Months Ended March 31,
	2023	2024
Net income	$85,257	$117,167
Less: net income attributable to non-controlling interests	14,452	20,270
Net income attributable to Select Medical	70,805	96,897
Less: net income attributable to participating securities	2,573	3,398
Net income attributable to common shares	$68,232	$93,499

The following tables set forth the computation of EPS under the two-class method for the three months ended March 31, 2023 and 2024:

	Three Months Ended March 31,
	2023			2024
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS

	(in thousands, except for per share amounts)
Common shares	$68,232	122,553	$0.56	$93,499	123,859	$0.75
Participating securities	2,573	4,622	$0.56	3,398	4,501	$0.75
Total	$70,805			$96,897

(1)            Represents the weighted average share count outstanding during the period.

III. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2023	March 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$84,006	$92,620
Accounts receivable	940,335	1,134,788
Other current assets	233,305	212,932
Total Current Assets	1,257,646	1,440,340
Operating lease right-of-use assets	1,188,616	1,176,713
Property and equipment, net	1,023,561	1,024,626
Goodwill	3,513,170	3,517,071
Identifiable intangible assets, net	329,916	324,125
Other assets	376,722	375,388
Total Assets	$7,689,631	$7,858,263
Liabilities and Equity
Current Liabilities:
Payables and accruals	$932,736	$878,576
Current operating lease liabilities	245,400	245,617
Current portion of long-term debt and notes payable	70,329	60,184
Total Current Liabilities	1,248,465	1,184,377
Non-current operating lease liabilities	1,025,867	1,015,160
Long-term debt, net of current portion	3,587,675	3,758,631
Non-current deferred tax liability	143,306	133,987
Other non-current liabilities	110,303	100,175
Total Liabilities	6,115,616	6,192,330
Redeemable non-controlling interests	26,297	28,290
Total equity	1,547,718	1,637,643
Total Liabilities and Equity	$7,689,631	$7,858,263

IV. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2023 and 2024

(In thousands, unaudited)

	2023	2024
Operating activities
Net income	$85,257	$117,167
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions from unconsolidated subsidiaries	2,566	12,374
Depreciation and amortization	52,425	54,069
Provision for expected credit losses	429	854
Equity in earnings of unconsolidated subsidiaries	(8,556)	(10,421)
(Gain) loss on sale or disposal of assets	(7)	44
Stock compensation expense	10,181	11,610
Amortization of debt discount, premium, and issuance costs	565	750
Deferred income taxes	(2,601)	(6,891)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(55,397)	(195,308)
Other current assets	(11,742)	(9,611)
Other assets	3,659	2,363
Accounts payable and accrued expenses	(25,339)	(43,689)
Net cash provided by (used in) operating activities	51,440	(66,689)
Investing activities
Business combinations, net of cash acquired	(397)	(5,405)
Purchases of property, equipment, and other assets	(58,885)	(52,517)
Investment in businesses	(9,800)	—
Proceeds from sale of assets and businesses	20	265
Net cash used in investing activities	(69,062)	(57,657)
Financing activities
Borrowings on revolving facilities	225,000	495,000
Payments on revolving facilities	(210,000)	(265,000)
Payments on term loans	—	(79,085)
Borrowings of other debt	21,448	17,728
Principal payments on other debt	(11,170)	(9,061)
Dividends paid to common stockholders	(15,897)	(16,045)
Decrease in overdrafts	(724)	(1,740)
Proceeds from issuance of non-controlling interests	2,731	4,002
Distributions to and purchases of non-controlling interests	(7,969)	(12,839)
Net cash provided by financing activities	3,419	132,960
Net increase (decrease) in cash and cash equivalents	(14,203)	8,614
Cash and cash equivalents at beginning of period	97,906	84,006
Cash and cash equivalents at end of period	$83,703	$92,620
Supplemental information
Cash paid for interest, excluding amounts received of $17,828 and $22,515 under the interest rate cap contract	$84,531	$88,834
Cash paid for taxes	336	604

V. Key Statistics

For the Three Months Ended March 31, 2023, and 2024

(unaudited)

	2023	2024	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	105	107
Revenue (,000)	$593,926	$655,880	10.4%
Number of patient days(b)(c)	286,746	294,622	2.7%
Number of admissions(b)(d)	9,438	9,529	1.0%
Revenue per patient day(b)(e)	$2,058	$2,219	7.8%
Occupancy rate(b)(f)	72%	71%	(1.4)%
Adjusted EBITDA (,000)	$76,773	$115,940	51.0%
Adjusted EBITDA margin	12.9%	17.7%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	32	33
Revenue (,000)	$231,462	$265,700	14.8%
Number of patient days(b)(c)	107,910	116,844	8.3%
Number of admissions(b)(d)	7,620	8,275	8.6%
Revenue per patient day(b)(e)	$1,969	$2,096	6.4%
Occupancy rate(b)(f)	86%	87%	1.2%
Adjusted EBITDA (,000)	$47,216	$61,400	30.0%
Adjusted EBITDA margin	20.4%	23.1%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,936	1,922
Working days(g)	64	64
Revenue (,000)	$295,903	$303,158	2.5%
Number of visits(b)(h)	2,636,770	2,735,126	3.7%
Revenue per visit(b)(i)	$101	$99	(2.0)%
Adjusted EBITDA (,000)	$30,199	$24,928	(17.5)%
Adjusted EBITDA margin	10.2%	8.2%
Concentra
Number of centers operated – end of period(b)	539	547
Working days(g)	64	64
Revenue (,000)	$456,298	$467,598	2.5%
Number of visits(b)(h)	3,217,945	3,155,655	(1.9)%
Revenue per visit(b)(i)	$133	$139	4.5%
Adjusted EBITDA (,000)	$93,748	$96,142	2.6%
Adjusted EBITDA margin	20.5%	20.6%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

VI. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2023 and 2024

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, transaction costs associated with the Concentra separation, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2023	2024
Net income	$85,257	$117,167
Income tax expense	26,185	36,458
Interest expense	48,571	50,763
Equity in earnings of unconsolidated subsidiaries	(8,556)	(10,421)
Income from operations	151,457	193,967
Stock compensation expense:
Included in general and administrative	8,405	9,682
Included in cost of services	1,776	1,928
Depreciation and amortization	52,425	54,069
Concentra separation transaction costs(b)	—	2,271
Adjusted EBITDA	$214,063	$261,917

Critical illness recovery hospital	$76,773	$115,940
Rehabilitation hospital	47,216	61,400
Outpatient rehabilitation	30,199	24,928
Concentra	93,748	96,142
Other(a)	(33,873)	(36,493)
Adjusted EBITDA	$214,063	$261,917

(a)	Other primarily includes general and administrative costs.

(b)	Concentra separation transaction costs represent incremental consulting, legal, and audit-related fees incurred in connection with the Company’s planned separation of the Concentra segment into a new, publicly traded company and are included within general and administrative expenses on the Condensed Consolidated Statements of Operations.

VII. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three Months Ended March 31, 2023 and 2024

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended March 31,
	2023	Per Share(a)	2024	Per Share(a)
Net income attributable to common shares(a)	$68,232	$0.56	$93,499	$0.75
Adjustments:(b)
Concentra separation transaction costs, net of tax	—	—	1,619	0.01
Adjusted net income attributable to common shares	$68,232	$0.56	$95,118	$0.77	(c)

(a)	Net income attributable to common shares and earnings per common share are calculated based on the weighted average common shares outstanding, as presented in table II.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

(c)	Does not total due to rounding.

VIII. Net Income to Adjusted EBITDA and Earnings per Common Share to Adjusted Earnings per Common Share Reconciliations

Business Outlook for the Year Ending December 31, 2024

(In millions, unaudited)

The following are reconciliations of full year 2024 Adjusted EBITDA and adjusted earnings per common share expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table VI and VII for discussion of Select Medical’s use of Adjusted EBITDA and adjusted earnings per common share in evaluating financial performance. Refer to table VI for the definition of Adjusted EBITDA. Each item presented in the below table is an estimation of full year 2024 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$252	$284
Net income attributable to non-controlling interests	68	69
Net income	320	353
Income tax expense	96	105
Interest expense	218	218
Equity in earnings of unconsolidated subsidiaries	(43)	(45)
Income from operations	591	631
Stock compensation expense	48	48
Depreciation and amortization	204	204
Concentra separation transaction costs(a)	2	2
Adjusted EBITDA	$845	$885

	Range
Non-GAAP Measure Reconciliation	Low	High
Basic and diluted earnings per common share	$1.95	$2.19
Adjustments:
Concentra separation transaction costs, net of tax (a)	0.01	0.01
Adjusted earnings per common share	$1.96	$2.20

(a)	Concentra separation transaction costs represent incremental consulting, legal, and audit-related fees incurred in connection with the Company’s planned separation of the Concentra Segment into a new, publicly traded company and are included within general and administrative expenses on the Condensed Consolidated Statements of Operations. The transaction costs reflect the costs incurred by the Company during the three months ended March 24, 2024, and they do not include an estimate of costs to be incurred during the remainder of 2024.